SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
                 Under Section 12(g) of the Securities Exchange
                    Act of 1934 or Suspension of Duty to File
                     Reports Under Sections 13 and 15(d) of
                     the Securities and Exchange Act of 1934

                          Commission File Number 0-8574

                          Microwave Power Devices, Inc.
                          -----------------------------
             (Exact name of registrant as specified in its charter)

             49 Wireless Boulevard, Hauppauge, New York 11788-3935,
           (631) 231-1400 (Address, including zip code, and telephone number, including area code,
                  of Registrant's principal executive offices)

     Microwave Power Devices, Inc. - common stock, par value $.01 per share
     ----------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
   (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)         [X]              Rule 12h-3(b)(1)(ii)         [ ]
Rule 12g-4(a)(1)(ii)        [ ]              Rule 12h-3(b)(2)(i)          [ ]
Rule 12g-4(a)(2)(i)         [ ]              Rule 12h-3(b)(2)(ii)         [ ]
Rule 12g-4(a)(2)(ii)        [ ]              Rule 15d-6                   [ ]
Rule 12h-3(b)(1)(i)         [X]

Approximate number of holders of record as of the certification or notice date:  1

               Pursuant to the requirements of the Securities Exchange Act of 1934, Microwave Power Devices, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: November 29, 2000                          By  /s/ Alfred Weber
                                                      --------------------------
                                                      Name:  Alfred Weber
                                                      Title: President and CEO